Exhibit 99.1

RESOLUTE ENERGY CORPORATION ANNOUNCES RESULTS

FOR THE QUARTER ENDED MARCH 31, 2013

- Average net production of 11,633 Boe per day for the quarter; pro forma for the recently completed “Gardendale” acquisition net production was 13,556 Boe per day -

- Net production up 37% over 2012 1Q and up 15% sequentially -

- Permian production now accounts for approximately 40% of Company production,

pro forma for the recently completed acquisition -

- Greater Aneth gross oil production up 800 Bbl per day, or 8%, over 1Q 2012, and achieved an all-time high in March under Resolute operatorship -

Denver, Colorado – May 6, 2013 – Resolute Energy Corporation (“Resolute” or the “Company”) (NYSE: REN) today reported first quarter financial and operating results for the quarter ended March 31, 2013.

Highlights include the following:

•	Increased total Company production in the first quarter to 11,633 equivalent barrels of oil (“Boe”) per day or 37 percent higher than the same quarter last year and fifteen percent higher than the previous quarter.

•	Acquired the remaining 68 percent interest in and operatorship of our Midland Basin Gardendale project area that, on a pro forma basis, would add an additional 1,923 Boe per day of first quarter production and proved reserves of 11.2 million barrels of oil equivalent (“MMBoe”).

•	Expanded activity and operations in the Permian Basin and commenced our 2013 drilling program with two rigs now active in the area.

•	Increased CO2 injection in the Aneth Unit, resulting in increased average gross production of almost 370 Boe per day in March compared to the December 2012 average.

Nicholas J. Sutton, Resolute’s Chairman and Chief Executive Officer said: “In the Permian Basin we achieved record production in the first quarter, and in Aneth Field production during March reached the highest level achieved since we took over operatorship of the field. Pro forma for the acquisition of Gardendale assets in the Permian Basin, Company production for the first quarter was 13,556 Boe per day. Despite the negative impact on production caused by winter conditions in our key operating areas, our oil production, which represents approximately 92% of our production on a value basis, came in slightly above plan.

“In the first quarter, production increased 37 percent over the same quarter last year, while Adjusted EBITDA (a non-GAAP measure, reconciled to net income below) increased by 26 percent, which was largely the result of realized net commodity prices that were ten percent lower than last year, caused by unusually high basis differentials in the Permian Basin. Additionally, Aneth Field lease operating expense was higher than normal substantially due to increased workover expense. These situations were temporary and each has returned to more normal conditions.

“On March 22 we closed the second stage of the RSP acquisition in our Gardendale area of the Midland Basin. The incremental production from these properties, approximately 1,923 Boe per day, will not be reflected fully in our results until the second quarter. We assumed operatorship of these properties at the beginning of April, and are now able to manage activities in this exciting area. Peer company activities adjacent to and nearby our Permian Basin areas of operations are very encouraging. During the first quarter other operators have reported results from numerous horizontal Wolfcamp wells near our acreage. These activities have provided us with good insight into the potential value of our inventory of drilling opportunities, and their reported success has encouraged us to reallocate capital from vertical wells to horizontal wells on our Texas properties. We currently estimate that we have more than 70 horizontal locations on our Permian acreage, and many of those locations could support multiple laterals in the Wolfcamp A, B and C subzones and other formations. We expect to start drilling horizontal wells to the Wolfcamp formation in our Gardendale area late in the second quarter.

“As for upcoming activity in other areas, we are looking forward to testing two opportunities targeting the Turner and Mowry formations in our Hilight Field, located in the Powder River Basin. There we have an integrated database of 3D seismic, extensive well control, production history and the results of industry activity in the area. We expect to start drilling a horizontal well targeting the Turner formation in the third quarter, and we expect to test three seismically-identified Mowry formation concepts in the second and third quarters. Success in these opportunities could lead to expanded horizontal drilling potential as we currently estimate that we have more than 40 locations prospective for Turner drilling and approximately 30 locations targeting the Mowry formation.

“In all, the first quarter of 2013 provides a solid base from which to continue growing Resolute, and gives us confidence to reaffirm our full-year 2013 guidance.”

Operations Update

Greater Aneth Field- Paradox Basin

Production for first quarter was 6,037 Boe per day, compared to 5,892 Boe per day a year ago, and 6,448 Boe per day in the fourth quarter of 2012. First quarter production reflects operational challenges in January and February that were largely weather-related, and also the sale of properties to Navajo Nation Oil and Gas Company (“NNOGC”). Quarterly production was also reduced by approximately one million cubic feet (“MMcf”) per day (170 Boe per day) following a suspension of gas deliveries to the processing plant. The pipeline operator suspended operations to evaluate the integrity of the line. Revenues lost from this suspension were more than covered by oil production and revenues that exceeded our plan. The evaluation of the pipeline should be concluded in the third quarter. In the interim, however, the operator has completed work on an alternate pipeline connection and is awaiting regulatory approval to commence deliveries.

Several production projects were initiated in the first quarter: we increased CO2 purchases into Aneth Field by approximately fifteen MMcf per day to approximately 57.5 MMcf per day to support CO2 projects throughout the field; we undertook workovers in three producing wells in the McElmo Creek Unit for continued expansion of the waterflood in the Desert Creek IIC zone (“DC IIC”), and we undertook one workover in the Ratherford Unit to enhance production.

Combining purchased CO2 and gas that is recycled, Aneth Unit now has consistent gas injection of more than 100 MMcf per day into phases 1, 2, 3 and 4 of the CO2 project areas. We also achieved a sustained average run time of more than 95 percent at the Aneth central gas recycle facility. March average gross production in the Aneth Unit increased by almost 370 Boe per day from the December 2012 average, partially attributable to CO2 response from this injection, and also reflecting the continued reliability of compression facilities. Plans for the remainder of the year in the Aneth Unit include continued CO2 injection at levels similar to first quarter, well work to enhance productivity and some surface projects to improve productivity and reliability.

At the McElmo Creek Unit we plan to continue with the DC IIC recompletions, which currently add approximately 930 gross Boe per day to field-level production. Ten well pairs (10 producers and 10 injectors) are planned for 2013, along with some facility modifications to handle the increased fluids associated with the project. Upon completion, this will bring to 50 the total number of DC IIC recompletions undertaken—25 injectors and 25 producers. This activity also prepares the DC IIC for CO2 injection, currently planned to begin in 2015.

In the Ratherford Unit, we have more than a dozen production enhancement projects slated for this year, including a number of wells where horizontal or high angle drilling from an existing well bore will target un-swept resources.

Lease operating expense for Aneth Field started the year above budget. Rigs were disproportionately assigned to workover projects rather than capital projects because capital projects experienced permit delays while down production was unusually high during the same period. Capital projects are now under way and workover requirements have been reduced.

Permian Basin

During the first quarter Resolute exercised its option to acquire the remaining 68 percent interest in, and operatorship of, our Gardendale project area. Coupled with our year-end acquisitions, the Company has increased its footprint in the active Wolfberry and Wolfbone plays in the Midland and Delaware basins and commenced operations in Lea County, New Mexico.

Wolfberry Project

After exercising the purchase option, Resolute took over operations in the Gardendale area on April 1, 2013. We have two drilling rigs under contract to implement our drilling program. The first rig is drilling and the second rig, capable of drilling horizontal wells, was on location at quarter-end and is now drilling. As of May 1, we had three wells waiting on completion and two wells drilling. Our planned 2013 drilling program will utilize these two rigs to drill twenty vertical Wolfberry wells and three horizontal wells in the Wolfcamp formation. During the quarter, four wells that were drilled in 2012 were brought online. We also were active in Howard County where we were a non-operator participant in drilling and completing five Wolfberry wells. In our operated OTB area, we recompleted one well into the Wolfcamp and lower Spraberry zones, which resulted in sustained incremental production of 50 Boe per day and have installed plunger lift systems on two other wells. Early results are encouraging. Our Permian team continues to look at opportunities to reduce lease operating expense and improve well performance.

Wolfbone Project

At the end of last year Resolute paused its vertical drilling program in Reeves County, although in the first quarter of 2013 we brought on line three wells that were drilled late in 2012. We are carefully monitoring the significant and encouraging Wolfcamp formation horizontal drilling activities that directly offset our acreage. For example, on February 13, 2013, EOG Resources publicly reported initial production results from two horizontal Wolfcamp wells drilled on acreage directly south of our Mustang area project acreage. The first well, the HR56-1001H, reported an initial rate of production of 635 Bbl of oil, 480 Bbl of natural gas liquids (“NGL”) and 3,100 thousand cubic feet (“Mcf”) of natural gas per day. The second well, the HR56-1002H, reported initial rates of 377 Bbl of oil, 602 Bbl of NGL and 3,900 Mcf of gas per day. In our Appaloosa area, a few miles east of Mustang, during the first quarter we completed two vertical Wolfbone wells with encouraging result; several other operators are currently drilling horizontal Wolfcamp wells in the vicinity. We expect to recommence our activities in Reeves County as a horizontal drilling program as early as 2014.

Northwest Shelf Project

On our recently acquired properties in Lea County, New Mexico, our technical team is evaluating opportunities to improve efficiencies and enhance the value of these properties. As anticipated, we will work to develop our geologic and reservoir models before incorporating Lea County activities into our capital plan. We also own some smaller, more isolated properties in the area that are being evaluated to determine whether they are candidates for disposition.

Hilight Field – Powder River Basin

Production from Hilight Field remained steady during the first quarter, largely due to incremental production from four Muddy formation refracs that were completed in the fourth quarter that more than offset the expected normal production decline. During the first quarter we completed two Muddy refracs and we expect to recomplete one well in the Mowry formation in the second quarter, with two additional Mowry recompletions scheduled for later in the year. We are preparing to drill a horizontal well in the third quarter to test the Turner formation, which recently has been developed by other operators on acreage adjacent to ours. These plans are supported by our extensive geologic database and 3D seismic covering Hilight Field acreage.

Williston Basin

In our New Home project area in Williams County, North Dakota, we participated in the completion of 8 gross (1.9 net) wells in the first quarter. Three of these were drilled in 2013, while the others were drilled in 2012. At the end of the first quarter we were drilling the first well to test the Three Forks formation in New Home, and we anticipate first production in May. In addition to Three Forks drilling, we anticipate that during the second quarter the operator will propose infill drilling on one or more of the currently held spacing units. Overall as of March 31 our North Dakota acreage was 76 percent held by production (“HBP”), and our New Home project acreage was 89 percent HBP. As we have previously announced, Resolute has begun the process of offering its North Dakota properties for sale, and we anticipate receiving bids before the end of the month.

First Quarter Comparative Results

Resolute recorded a net loss of $3.0 million, or $(0.05) per share, on revenue of $78.9 million during the first quarter of 2013. This compares to a net loss of $0.7 million, or $(0.01) per share, on revenue of $63.5 million during the first quarter of 2012, which included unrealized losses on derivative instruments of $5.3 million.

First Quarter 2013 Results Compared to First Quarter 2012 Results

	Three Months Ended March 31,
	2013	2012
	($ thousands, except per- Boe amounts)
Production (MBoe):
Aneth	543	536
Texas	280	30
Wyoming	138	147
North Dakota	86	49

Total production	1,047	762

Daily rate (Boe)	11,633	8,379
Revenue per Boe (excluding realized derivative settlements)	$75.36	$83.33
Revenue per Boe (including realized derivative settlements)	$68.78	$72.16
Revenue	$78,897	$63,540
Realized derivative losses	(6,892)	(8,517)

Revenue, net of derivative losses	72,005	55,023

Operating expenses:
Lease operating expense	25,212	17,184
Production and ad valorem taxes	10,223	10,226
General and administrative expense	8,568	5,216
Net loss	(3,049)	(742)
Adjusted EBITDA	$30,507	$24,243

Adjusted EBITDA (a non-GAAP measure): During the first quarter of 2013, Resolute generated $30.5 million of Adjusted EBITDA, or $29.14 per Boe, a 26 percent increase on an aggregate basis from the prior year period during which Resolute generated $24.2 million of Adjusted EBITDA, or $31.79 per Boe. Although production increased materially, lower realized commodity prices resulted in a decrease in Adjusted EBITDA per Boe.

For the quarter ended March 31, 2013, revenue in excess of direct operating expenses for the Permian Basin properties acquired in December 2012 and March 2013 was approximately $15.0 million, of which only $5.8 million was included in the Company’s first quarter results because the second tranche of the RSP acquisition was not closed until March 22, 2013.

Production: Company-wide production for the quarter ended March 31, 2013, increased 37 percent to 1,047 MBoe as compared to 762 MBoe for the first quarter of 2012, and increased thirteen percent from 927 MBoe for the fourth quarter of 2012.

First quarter production from the Company’s Aneth Field properties increased one percent to 543 MBoe from 536 MBoe during the first quarter of 2012 and decreased eight percent from 593 MBoe for the fourth quarter of 2012. The sequential production decrease was principally attributable to the sale of Aneth Field interests in January 2013 to Navajo Nation Oil and Gas Company (“NNOGC”) and lost gas sales in Aneth Field as discussed above.

Production from the Company’s Permian Basin properties during the first quarter increased 833 percent to 280 MBoe, from 30 MBoe during the comparable prior year quarter, and increased 233 percent from 84 MBoe during the fourth quarter of 2012. These increases were due to more production from wells drilled or acquired in 2012.

Wyoming production during the first quarter of 2013 decreased six percent to 138 MBoe from 147 MBoe during the first quarter of 2012, and was consistent with the fourth quarter of 2012. The decline in year-over-year production is primarily due to normal field declines.

During the first quarter of 2013, production from the Company’s North Dakota properties increased by 76 percent to 86 MBoe, as compared to the 49 MBoe produced in the first quarter of 2012 due to an increased number of producing wells during the 2013 period. However, production decreased 23 percent from the 111 MBoe produced in the fourth quarter of 2012 due to several down wells in the New Home project area.

Revenue: During the first quarter, Resolute realized total adjusted revenue of $72.0 million (revenue net of realized derivatives losses of $6.9 million), a 31 percent increase as compared to the prior year quarter. During the first quarter of 2012, Resolute had total adjusted revenue of $55.0 million, including realized derivative losses of $8.5 million.

Operating Expenses: Total lease operating expenses during the first quarter increased 47 percent to $25.2 million, or $24.08 per Boe, as compared to first quarter 2012 lease operating expenses of $17.2 million, or $22.54 per Boe. Sequentially, total lease operating expenses on a dollar basis increased fifteen percent, from $21.8 million during the fourth quarter of 2012 and increased two percent on a per Boe basis, from $23.58 during the same quarter. The comparative quarterly increase was related to increased workover activity in Aneth Field in an effort to improve long-term production and increased operating activity levels associated with our Texas acquisitions. Total production taxes in 2013 of $10.2 million remained consistent with the first quarter of 2012, but decreased on a per-unit basis from $13.41 to $9.76. Production and ad valorem were thirteen percent of total revenue in 2013 versus sixteen percent in 2012. The year-over-year decrease was attributable to lower ad valorem tax estimates in Aneth Field and increased revenue in areas with lower tax rates.

General and Administrative Expense: Resolute incurred general and administrative expense for the first quarter of 2013 of $8.6 million, as compared to $5.2 million during 2012. On a unit basis, costs increased to $8.18 per Boe, or twenty percent, from $6.84 per Boe during the prior year period. Sequentially, general and administrative expense increased from $6.5 million in the fourth quarter of 2012 due to increased salaries and wages necessary to meet growth demands and increased professional service costs largely associated with our Permian Basin transactions. These were somewhat offset by increased overhead billings and capitalized time. Cash-based general and administrative expense was $6.2 million, or $5.90 per Boe in 2013, compared to $3.5 million, or $4.63 per Boe in 2012. Share-based compensation expense, a non-cash item, represented $2.4 million for the first quarter of 2013, compared to $1.7 million during the first quarter of 2012.

Capital Expenditures: During the quarter ended March 31, 2013, Resolute incurred oil and gas related capital expenditures of approximately $40.4 million. Such capital investments were directed toward the Company’s ongoing tertiary recovery projects in Aneth Field and the drilling and completion activities there and in Texas, North Dakota and Wyoming. The 2013 capital expenditures exclude $257 million paid to acquire additional oil and gas assets in the Permian Basin. The March 2013 Permian acquisition was financed with borrowings under the Company’s revolving credit facility, cash on hand and proceeds from our sale of assets in Aneth Field to NNOGC.

Liquidity and Capital Resources: Outstanding indebtedness at March 31, 2013, consisted of $400 million of senior notes issued during 2012 and $390 million in credit facility debt. During the first quarter, the borrowing base on the Company’s revolving credit line was increased to $485 million. In addition, the maturity date of the credit facility was extended from April 2017 to March 2018. Any proceeds received from a sale of our North Dakota properties will be applied to reducing bank debt.

RESOLUTE ENERGY CORPORATION

Condensed Consolidated Statements of Operations (UNAUDITED)

(in thousands, except per share data)

	Three Months Ended March 31,
	2013	2012
Revenue:
Oil	$72,936	$59,678
Gas	4,535	3,862
Natural gas liquids	1,426	—

Total revenue	78,897	63,540

Operating expenses:
Lease operating	25,212	17,184
Production and ad valorem taxes	10,223	10,226
Depletion, depreciation, amortization, and asset retirement obligation accretion	24,882	17,058
General and administrative	8,568	5,216

Total operating expenses	68,885	49,684

Income from operations	10,012	13,856

Other income (expense):
Interest expense, net	(8,081)	(1,214)
Realized and unrealized losses on derivative instruments	(6,786)	(13,829)
Other income	3	3

Total other expense	(14,864)	(15,040)

Loss before income taxes	(4,852)	(1,184)
Income tax benefit	1,803	442

Net loss	$(3,049)	$(742)

Net loss per common share:
Basic and diluted	$(0.05)	$(0.01)
Weighted average common shares outstanding:
Basic and diluted	59,802	59,400

See notes to condensed consolidated financial statements

Reconciliation of Net Income (Loss) to Adjusted EBITDA

In this press release, the term “Adjusted EBITDA” is used. Adjusted EBITDA is a non-GAAP financial measure and is equivalent to earnings before interest, income taxes, depreciation, depletion, amortization and accretion expenses, stock-based compensation, unrealized gains and losses on derivatives, gains and losses on the sale of assets, change in derivative fair value and ceiling write-down of oil and gas properties. Resolute’s management believes Adjusted EBITDA is an important financial measurement tool that facilitates comparison of our operating performance, and provides information about the Company’s ability to service or incur indebtedness and pay for its capital expenditures. This information differs from measures of performance determined in accordance with GAAP and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. This measure is not necessarily indicative of operating profit or cash flow from operating activities as determined under GAAP and may not be equivalent to similarly titled measures of other companies. The table below reconciles Resolute’s net income to Adjusted EBITDA.

	Three Months Ended March 31,
	2013	2012
	($ in thousands)
Net loss	$(3,049)	$(742)

Adjustments:
Interest expense	8,081	1,214
Tax benefit	(1,803)	(442)
Depletion, depreciation amortization and accretion	24,882	17,058
Stock-based compensation	2,502	1,843
Unrealized loss (gain) on derivatives	(106)	5,312

Total adjustments	33,556	24,985

Adjusted EBITDA	$30,507	$24,243

The table below presents the statements of revenue and direct operating expenses for the assets acquired in Texas for the 80 day period ended March 21, 2013.

RSP
($ in thousands)
Revenue	$11,100
Direct operating expenses	1,900

Revenue in excess of direct operating expenses	$9,200

Earnings Call Information

Resolute will host an investor call on May 6, 2013, at 4:30 PM ET. To participate in the call please dial (877) 317-6789 from the United States, (866) 605-3852 from Canada or (412) 317-6789 from outside the U.S. and Canada. The conference call I.D. number is 1002 8529. Participants should dial in 5 to 10 minutes before the scheduled time and must be on a touch-tone telephone to ask questions.

A replay of the call will be available through May 9, 2013, by dialing (877) 344-7529 from the U.S., or (412) 317-0088 from outside the U.S. The conference call I.D. number is 1002 8529.

This call will also be available as a live webcast which can be accessed at Resolute’s investor relations website at http://www.ResoluteEnergy.com.

Forward Looking Statements

This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “poised,” “believes,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements. Such forward looking statements include statements regarding future financial and operating results; statements regarding our production and cost guidance for 2013 and beyond; future production and reserve growth; anticipated capital expenditures in 2013 and the sources of such funding; the anticipated sale of our Bakken properties and the expected use of proceeds therefrom; our expectations regarding our development activities and drilling plans, particularly with respect to our Permian Basin and Wyoming properties; our anticipated LOE rates; anticipated CO2 injection rates in our Aneth Field properties; and the anticipated timing of reestablishment of gas sales in Aneth Field. Forward-looking statements in this press release include matters that involve known and unknown risks, uncertainties and other factors that may cause actual results, levels of activity, performance or achievements to differ materially from results expressed or implied by this press release. Such risk factors include, among others: the volatility of oil and gas prices; inaccuracy in reserve estimates and expected production rates; discovery, estimation, development and replacement of oil and gas reserves; the future cash flow, liquidity and financial position of Resolute; the success of the business and financial strategy, hedging strategies and plans of Resolute; the amount, nature and timing of capital expenditures of Resolute, including future development costs; availability and terms of capital; the effectiveness of Resolute’s CO2 flood program; the potential for downspacing or infill drilling in the Williston Basin of North Dakota or the Permian Basin of Texas or obstacles thereto; the timing of issuance of permits and rights of way; the timing and amount of future production of oil and gas; availability of drilling, completion and production personnel, supplies and equipment; the completion and success of exploratory drilling in the Bakken trend, the Mowry shale and Turner, Frontier, Phosphoria and Niobrara formations in Wyoming and the Permian Basin in Texas; potential delays in the completion, commissioning and optimization schedule of Resolute’s gas gathering and facilities construction projects; operating costs and other expenses of Resolute; the success of prospect development and property acquisition; the success of Resolute in marketing oil and gas; competition in the oil and gas industry; the impact of weather and the occurrence of disasters, such as fires, floods and other events and natural disasters; environmental liabilities; anticipated supply of CO2, which is currently sourced exclusively under a contract with Kinder Morgan CO2 Company, L.P.; operational problems or uninsured or underinsured losses affecting Resolute’s operations or financial results; government regulation and taxation of the oil and gas industry, including the potential for increased regulation of underground injection and fracing operations; changes in derivatives regulation; developments in oil-producing and gas-producing countries; Resolute’s relationship with the Navajo Nation and the local Navajo community in the area in which Resolute operates; and the success of strategic plans, expectations and objectives for future operations of Resolute. Actual results may differ materially from those contained in the forward-looking statements in this press release. Resolute undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after the date of this press release. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. You are encouraged to review Item 1A.—Risk Factors and all other disclosures appearing in the Company’s Form 10-K for the year ended December 31, 2012 and subsequent filings with the Securities and Exchange Commission for further information on risks and uncertainties that could affect the Company’s businesses, financial condition and results of operations. All forward-looking statements are qualified in their entirety by this cautionary statement.

About Resolute Energy Corporation

Resolute is an independent oil and gas company focused on the acquisition, exploration, exploitation and development of oil and gas properties, with a particular emphasis on liquids-focused, long-lived onshore U.S. opportunities. Resolute’s producing properties are located in the Paradox Basin in Utah, the Permian Basin in Texas and New Mexico, the Bakken trend of North Dakota and the Powder River Basin in Wyoming. The Company also owns exploration properties in the Permian Basin of Texas and the Big Horn Basin of Wyoming.

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Contact:

HB Juengling

Vice President - Investor Relations

Resolute Energy Corporation

303-534-4600

hbjuengling@resoluteenergy.com